EXHIBIT 10.04

FIRST AMENDMENT TO CHANGE IN CONTROL BENEFITS AGREEMENT

This First Amendment (the “Amendment”) to that certain Change in Control Benefits Agreement entered into by the parties on November 7, 2007, by and between The Steak N Shake Company, an Indiana corporation (hereinafter referred to as the “Company”), and Duane E. Geiger (hereinafter referred to as “Executive”) (the “Agreement”) is hereby made this 22nd day of April, 2008 on the following terms and conditions:

WITNESSETH

    WHEREAS, the Company believes that Executive has made and will continue to make valuable contributions to the productivity and profitability of the Company; and

    WHEREAS, the Company desires to encourage Executive to continue to make valuable contributions, not to seek or accept employment elsewhere, and be an integral part of the Company’s future; and

    WHEREAS, the Company, desires to assure Executive of certain benefits should his/her employment be terminated for any reason except cause, death, disability or his/her voluntary decision to leave the Company;

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.	All terms and conditions in the Agreement shall remain in full force and effect unless specifically modified herein;

2.
Should Executive’s employment end for any reason except death, disability (as defined in Section 3(B) of the Agreement), termination for cause (as defined in Section 3(C) of the Agreement) or should Executive elect to voluntarily resign for any of the reasons enumerated in Section 4 (A-E) of the Agreement, then Executive shall receive the following:

a.
His/her normal gross salary, as it existed on the date of separation of employment from the Company, and which shall not be lower than Executive’s salary on the date of this Amendment, payable for one year from the last day of Executive’s employment with Company, subject to withholdings required by law or elected by Executive (the “Salary Benefit”) subject to the following conditions:

i.	The Salary Benefit shall be paid on the Company’s normal and customary pay days;

ii.
Should Executive begin subsequent employment with any other employer or provide services for remuneration for any person or entity as a consultant or contractor while the Salary Benefit is payable, then the gross amount of the Salary Benefit shall be reduced by the amount of the Executive’s gross salary at his/her subsequent employment;

b.
Executive shall be paid a lump sum payment equal to any bonus to which Executive would have been entitled under the Incentive Bonus Plan or any other cash or other bonus plan, had all requirements for earning a bonus been satisfied by Executive, multiplied by a fraction, the denominator of which will be the number of days in any such computation period and the numerator of which shall be the number of days during the computation period the Executive was employed by the Company.  By way of example, should the computation period be one year, during which the Executive worked 75 days before the termination, then the fraction would be 75/365.  The parties understand and agree that should the calculation of the bonus not be ascertainable at the date of Executive’s termination then the payment required hereunder shall be made within 20 days of the date the computation herein is first able to be made by Company.

c.
Should Executive be provided with the use of an automobile which is owned or leased by the Company on the date of his/her termination from the Company then Executive shall be entitled to continue to use such automobile on the same terms and conditions as he/she did prior to the termination for a period of up to sixty (60) days following such termination.  Should Executive be provided with use of an automobile  by a subsequent employer prior to the expiration of sixty (60) days then Executive shall make arrangements to return the Company’s automobile within five (5) days thereafter;

d.
For up to twelve (12) months following the Executive’s last date of employment he/she shall be entitled to continue participation in any Company-provided group medical insurance plan in which he/she was enrolled on the date of termination.  If the Company is prevented by law or contract from retaining Executive as a participant in any insurance plan, Company shall pay to Executive the amount of the Company’s contribution for such coverage so that Executive may continue his/her coverage under COBRA or acquire similar coverage in the market at the same financial obligation as he/she would have if he/she had remained an employee of the Company.  The Company’s obligations under this sub-paragraph shall end on the date that Executive is eligible to participate in any group health plan offered by a subsequent employer.

e.
Within the first twelve (12) months following Executive’s last date of employment with the Company the Company shall, upon request, either pay for directly or reimburse Executive for up to $15,000 for outplacement services provided on Executive’s behalf.

f.
If, as of the date his employment terminates, Executive is a “key employee” within the meaning of Section 416(i) of the Code, without regard to paragraph 416(i)(5) thereof, and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until, and will be paid to Executive on, the first day of the seventh month following the month in which Executive’s last day of employment occurs.  For purposes of this Section 6, “deferred compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

3.	To induce the Company to enter into this Agreement, Executive hereby agrees as follows:

a.
He/she will use good faith efforts to obtain substantially similar subsequent employment, shall notify the Company’s General Counsel and Senior Vice President, Human Resources promptly upon obtaining such substantially similar subsequent employment, including informing them of his/her gross salary amount, eligibility for group health insurance benefits and any other information that is reasonably related to the calculation of benefits hereunder;

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

THE STEAK N SHAKE COMPANY

By: /s/ Wayne L. Kelley
Wayne L. Kelley, Interim Chief Executive Officer

EXECUTIVE:

/s/ Duane E. Geiger
Duane E. Geiger, Vice President, Controller